Exhibit 4.2
THIRD SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 26, 2025

TO

INDENTURE

DATED AS OF AUGUST 3, 2015

BY AND BETWEEN

HEXCEL CORPORATION

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

-i-

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of February 26, 2025 (this “Third Supplemental Indenture”), by and between Hexcel Corporation, a Delaware corporation (together with any permitted successors and assigns, the “Company”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (as successor to U.S. Bank National Association, the “Trustee”), supplements that certain Indenture, dated as of August 3, 2015, by and between the Company and the Trustee (the “Base Indenture,” and together with the Third Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness (the “Securities”) in an unlimited aggregate principal amount to be issued from time to time in one or more series as provided in the Base Indenture;

WHEREAS, the Base Indenture provides that the title and terms of each series of Securities shall be set forth in one or more indentures supplemental to the Base Indenture;

WHEREAS, the parties are entering into this Third Supplemental Indenture to establish the terms of the Securities created on the date of this Third Supplemental Indenture; and

WHEREAS, the Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “5.875% Senior Notes due 2035” (the “Notes”) pursuant to the terms of this Third Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Certain Terms Defined in the Indenture.

For purposes of this Third Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended and supplemented hereby.

Section 1.2          Definitions.

For all purposes of this Third Supplemental Indenture:

“Attributable Debt” means, as to any particular lease under which the Company or a Restricted Subsidiary is at the time liable, other than a Capital Lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by the Company or such Restricted Subsidiary, as the case may be, under such lease during the initial term of such lease as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease with a like term in accordance with GAAP.  The net amount of rent required to be paid under any such lease for any such initial term shall be the aggregate amount of rent payable by the lessee with respect to such initial term after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges.  If any such lease is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.  “Attributable Debt” means, as to a Capital Lease under which the Company or a Restricted Subsidiary is at the time liable and at any date as of which the amount of such Capital Lease is to be determined, the capitalized amount of such Capital Lease that would appear on the face of the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Capital Lease” means any Indebtedness represented by a lease obligation of the Company or a Restricted Subsidiary incurred with respect to real property or equipment acquired or leased by the Company or such Restricted Subsidiary and used in its business that is required to be recorded as a finance lease on the face of the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Change of Control” means the occurrence of any one of the following:

(1)         the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares,

(2)         any sale, lease, exchange or other transfer (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, other than the Company or one of its Subsidiaries,

(3)         the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction,

(4)         the replacement of a majority of the Board of Directors over a two-year period with directors who were not nominated for election, elected or appointed to the Board of Directors (or subsequently ratified) with the approval of a majority of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election as members of the Board of Directors was previously so approved (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) or subsequently ratified, or

(5)          the adoption of a plan relating to the liquidation, dissolution or winding up of the Company.

Notwithstanding the foregoing, a transaction or series of related transactions will not be considered to be a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(a) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) immediately following that transaction, no person or group (as used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means the excess of all of the consolidated assets of the Company over the consolidated current liabilities of the Company, as set forth on the face of the Company’s most recent internal quarterly or annual consolidated balance sheet prepared in accordance with GAAP, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others (calculated on a pro forma basis to give effect to any acquisitions made subsequent to the date of such consolidated balance sheet and prior to or concurrent with the determination of Consolidated Net Tangible Assets).

“Debt” means any indebtedness of the Company for borrowed money in a principal amount in excess of the greater of $125.0 million and 3% of the Company’s Consolidated Net Tangible Assets that is (x) in the form of, or represented by, bonds, notes, debentures or other debt securities or (y) incurred pursuant to a credit agreement, including the Revolving Credit Facility, or other agreement providing for revolving credit loans or term loans; provided, that undrawn commitments shall not be considered to be “Debt” until such commitment is drawn upon (for example, if the Company has $200.0 million of total commitments of which $50.0 million has been drawn, $150.0 million shall not be considered to be “Debt” unless and until, and to the extent any of such $150.0 million is drawn upon).

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Exempted Debt” means the sum, without duplication, of the following items outstanding on the date Exempted Debt is being determined:

(1)         Indebtedness of the Company and the Restricted Subsidiaries created, incurred or assumed after the date of the Base Indenture and secured by mortgages, pledges or other liens that are not permitted by clauses (a) to (o) of Section 2.1 of this Third Supplemental Indenture; and

(2)         Attributable Debt of the Company and the Restricted Subsidiaries in respect of all sale and leaseback transactions with regard to any Principal Property, or any substantial portion of any Principal Property, that is not permitted by the first paragraph of Section 2.2 of this Third Supplemental Indenture.

“Funded Debt” means all of the Company’s and the Restricted Subsidiaries’ indebtedness for borrowed money (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year from the date of its creation but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from the date of its creation and (ii) ranking, in the case of the Company’s indebtedness for borrowed money, pari passu or senior with the Notes.

“GAAP” means, with respect to any computations required or permitted hereunder, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including, but not limited to, the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided, further, that, absent a new transaction, any such changes in GAAP shall not be deemed to result in a mortgage, pledge or other lien or a sale and leaseback transaction.

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to obligations in respect of a Capital Lease.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Principal Property” means any single property consisting of land, land improvements, buildings and associated factory equipment owned or leased pursuant to a Capital Lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Tangible Assets as of the date of such determination; provided, that the term “Principal Property” does not include any such property or asset that is financed through the issuance of tax exempt governmental obligations or an industrial revenue bond, pollution control bond or similar financing arrangement with any U.S. federal, state or municipal government or other governmental body or agency, or any such property or asset that has been determined by the Company in good faith not to be of material importance to the Company and its Subsidiaries, taken as a whole, effective as of the date such resolution is adopted.

“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.

“Rating Event” means, with respect to a Change of Control, if the Notes carry, immediately prior to the earlier of the first public announcement of the intention to effect such Change of Control and the occurrence of such Change of Control:

(1)         an investment grade credit rating (BBB-, or equivalent, or better) from both Rating Agencies, and the rating from both Rating Agencies is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+, or equivalent, or worse) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating),

(2)         a non-investment grade credit rating (BB+, or equivalent, or worse) from both Rating Agencies, and the rating from both Rating Agencies is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, BB+ to BB being one notch) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to its credit rating immediately prior to the commencement of such period or better by both Rating Agencies or (in the case of a withdrawal) replaced by its credit rating immediately prior to the commencement of such period or better by both Rating Agencies), or

(3)         both (i) an investment grade credit rating (BBB-, or equivalent, or better) from one Rating Agency, and the rating is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+, or equivalent, or worse) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency) and (ii) a non-investment grade credit rating (BB+, or equivalent, or worse) from the other Rating Agency, and the rating is, during the period commencing on the earlier of the first public announcement by the Company of the intention to effect such Change of Control and the occurrence of such Change of Control and ending 60 days after the occurrence of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, BB+ to BB being one notch) or withdrawn (and is not within such period subsequently (in the case of a downgrade) upgraded to its credit rating by such Rating Agency immediately prior to the commencement of such period or better or (in the case of a withdrawal) replaced by its credit rating by such Rating Agency immediately prior to the commencement of such period or better), provided, that in taking an action referred to above to downgrade or withdraw a rating, the relevant Rating Agency announces publicly or confirms in writing to the Company that such action resulted, in whole or in part, from the public announcement by the Company of the intention to effect such Change of Control or the occurrence of such Change of Control.

“Restricted Subsidiary” means any Subsidiary of the Company incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia that is (a) a Subsidiary Guarantor of the Notes or (b) owns, or is a lessee pursuant to a Capital Lease of, any Principal Property or which owns shares of capital stock or indebtedness of, or other ownership interests in, another Restricted Subsidiary, other than:

(i)          each Subsidiary of the Company the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination of such operations; and

(ii)         each Subsidiary of the Company formed or acquired after the date of this Third Supplemental Indenture for the purpose of acquiring the business or assets of another Person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary;

provided, however, the Board of Directors may declare by resolution any such Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

“Revolving Credit Facility” means the Credit Agreement, dated as of April 25, 2023, among the Company, the lenders listed therein and Citizens Bank, National Association, as administrative agent, as amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“S&P” means S&P Global Ratings and its successors.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S‑X promulgated by the SEC.

“Subsidiary Guarantee” has the meaning specified in Section 4.1(a) of this Third Supplemental Indenture.

“Subsidiary Guarantor” means a Wholly-Owned Domestic Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Third Supplemental Indenture (which shall be evidenced by the execution of a supplemental indenture), and their respective successors and assigns.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”).  In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.  For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date relating to such Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m. New York City time on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable.  If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date.  If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m. New York City time.  In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m. New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified person (as used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of, or other ownership interests in, such person that is at the time entitled to vote generally in the election of the board of directors (or members of a comparable governing body) of such person.

“Wholly-Owned Domestic Subsidiary” means, with respect to any Person, any Domestic Subsidiary of such Person the capital stock or other equity of which is 100% owned and controlled, directly or indirectly through one or more other Wholly-Owned Domestic Subsidiaries, by such Person.

ARTICLE II

PARTICULAR COVENANTS OF THE COMPANY

In addition to the covenants set forth in Article VI of the Base Indenture, there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject:

Section 2.1          Limitations on Liens.  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume, as security for any Indebtedness, any mortgage, pledge or other lien on (a) any Principal Property of the Company or any Restricted Subsidiary or (b) any shares of capital stock owned by the Company or one of its Subsidiaries of, or other ownership interests owned by the Company or one of its Subsidiaries in, a Restricted Subsidiary, whether such Principal Property or shares of capital stock of, or other ownership interests in, a Restricted Subsidiary are owned by the Company or one of its Subsidiaries at the date of this Third Supplemental Indenture or acquired after the date of this Third Supplemental Indenture, unless the Company secures, or causes such Restricted Subsidiary to secure, as the case may be, the outstanding Notes equally and ratably with (or prior to) all Indebtedness secured by such mortgage, pledge or other lien, so long as such Indebtedness shall be so secured.  This covenant will not apply in the case of:

(a)        the creation of any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, in each case acquired after the date of this Third Supplemental Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with or prior to such acquisition and in contemplation of such acquisition or within 180 days after such acquisition, to secure or provide for the payment or financing of any part of the purchase price of such acquisition, provided, that the mortgage, pledge or other lien may not extend to any other Principal Property or other shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, other than subsequent improvements;

(b)          any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary existing at the date of this Third Supplemental Indenture;

(c)          any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary in favor of the Company or any Restricted Subsidiary;

(d)          any mortgage, pledge or other lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements;

(e)         any mortgage, pledge or other lien on any Principal Property existing at the time the Company or a Restricted Subsidiary acquired or leased such Principal Property, including Principal Property acquired by the Company or a Restricted Subsidiary through a merger or similar transaction, provided, that the mortgage, pledge or other lien may not extend to any other Principal Property or other shares of capital stock of, or other ownership interests in, a Restricted Subsidiary, other than subsequent improvements;

(f)          any mortgage, pledge or other lien on assets owned by any Person at the time such Person becomes a Restricted Subsidiary, provided, that the mortgage, pledge or other lien was not created in anticipation of such Person becoming a Restricted Subsidiary;

(g)         any lien imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such lien is being contested in good faith and adequate reserves, if any, in accordance with GAAP are being maintained thereunder;

(h)          statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law or created in the ordinary course of business which are not delinquent or which are being contested in good faith;

(i)         liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(j)          liens created by or resulting from any litigation or other similar proceeding that is being contested in good faith, including liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(k)          any mortgage, pledge or other lien created in connection with a transaction financed with, and created to secure Indebtedness that is not recourse to, the assets of the Company or those of any Restricted Subsidiary;

(l)         easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses and the businesses of its Subsidiaries, taken as a whole;

(m)        any mortgage, pledge or other lien on any Principal Property or on any shares of capital stock of, or other ownership interests in, a Restricted Subsidiary incurred in connection with any obligations arising under any industrial revenue bonds, pollution control bonds or any other issuance of tax-exempt governmental obligations;

(n)          liens securing obligations in respect of Capital Leases on assets subject to such leases; and

(o)         any mortgage, pledge or other lien renewing, extending or replacing any mortgage, pledge or other lien referred to in clauses (a) to (n) above, to the extent that (i) the principal amount of the Indebtedness secured thereby is not increased other than transaction fees and related expenses and (ii) no assets encumbered thereby other than the assets permitted to be encumbered immediately prior to such renewal, extension or replacement are encumbered thereby.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create, incur or assume, as security for any Indebtedness, mortgages, pledges and other liens in addition to those permitted by clauses (a) to (o) referred to above, and renew, extend or replace such mortgages, pledges and other liens, provided, that at the time of such creation, incurrence, assumption, renewal, extension or replacement, and after giving effect to such creation, incurrence, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 2.2          Limitation on Sale and Leaseback Transactions.  The Company will not, and will not permit any Restricted Subsidiary to, sell or otherwise transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of any Principal Property, with the intention of taking back a lease of such Principal Property, or substantial portion of such Principal Property, except a lease for a period of three years or less; provided, however, that the Company or any Restricted Subsidiary may sell any Principal Property, or any substantial portion of any Principal Property, and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described above in clauses (a) through (o) under Section 2.1 of this Third Supplemental Indenture, to create a mortgage, pledge or other lien on such Principal Property, or substantial portion of such Principal Property, to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding Notes or (ii) if (A) the Company promptly informs the Trustee of such sale, (B) the net proceeds of such sale are at least equal to the fair value (as determined by the Company in good faith) of such Principal Property, or substantial portion of such Principal Property, and (C) the Company causes an amount equal to the net proceeds of such sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt created, incurred, assumed or guaranteed by the Company or a Restricted Subsidiary; provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt created, incurred, assumed or guaranteed by the Company or any Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not previously tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or notes, and to deliver an Officer’s Certificate to the Trustee stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt created, incurred, assumed or guaranteed by the Company or any Restricted Subsidiary.  If the Company shall so deliver or cause to be delivered such debentures or notes and such Officer’s Certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt under this provision shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes or, if there are no such optional redemption prices, the principal amount of such debentures or notes, provided, that in the case of debentures or notes which provide for an amount less than the principal amount of such debentures or notes to be due and payable upon an acceleration of the maturity of such debentures or notes, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such acceleration of the maturity of such debentures or notes in accordance with the terms of the indenture pursuant to which such debentures or notes were issued.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted by this Section 2.2 and without any obligation for the Company or any Restricted Subsidiary to retire any Funded Debt or to deliver or cause to be delivered debentures or notes evidencing Funded Debt to the applicable trustee for cancellation, provided, that at the time of entering into such sale and leaseback transactions and after giving effect to such transactions, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 2.3          Offer to Repurchase Upon Change of Control Repurchase Event.  (a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes in full in accordance with Section 6.3 of this Third Supplemental Indenture, the Company shall be required to make an offer to each Holder of Notes to repurchase all or, at the election of such Holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes for cash at a repurchase price equal to 101% of the principal amount of such Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.  Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Record Date applicable to an Interest Payment Date falling on or before a repurchase date.

(b)        Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, the Company shall mail or electronically deliver a notice (the “Change of Control Offer”) to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase all of such Notes on the repurchase date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed or electronically delivered, except in the case of an offer made in advance of a Change of Control Repurchase Event in accordance with Section 2.3(g) of this Third Supplemental Indenture.  The notice shall, if mailed or electronically delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase such Notes is conditioned on the Change of Control Repurchase Event occurring on or prior to the repurchase date specified in the notice.  Holders electing to have their Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of their Notes completed, to the Trustee or a Paying Agent at the address specified in the notice, or transfer their Notes to the Trustee or such Paying Agent by book-entry transfer pursuant to the applicable procedures of the Trustee or such Paying Agent, prior to the close of business on the third Business Day prior to the repurchase date.

(c)         The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.3 or the related provisions in the Notes, the Company will be required to comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 2.3 or the related provisions in the Notes by virtue of such compliance.

(d)         On the repurchase date, the Company shall, to the extent lawful:

(i)           accept for payment all Notes or portions of Notes (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered by the Holders thereof pursuant to the Company’s offer;

(ii)          deposit with the Trustee or one or more Paying Agents an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes properly tendered by the Holders thereof; and

(iii)         deliver or cause to be delivered to the Trustee the Notes properly accepted by the Company, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased.

(e)        The Trustee or one or more Paying Agents shall promptly mail or electronically deliver to each Holder of Notes properly tendered the repurchase price for such Notes, and the Trustee, upon the Company’s execution and delivery of the related Notes, shall promptly authenticate and mail or electronically deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes properly tendered, provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(f)          The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by the Company and such third party purchases all Notes properly tendered and not withdrawn by the Holders thereof under its offer.

(g)          Notwithstanding anything to the contrary herein, an offer to repurchase the Notes may be made in advance of a Change of Control Repurchase Event, conditional upon the occurrence of such Change of Control Repurchase Event.

(h)         If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making an offer to repurchase the Notes upon a Change of Control Repurchase Event in lieu of the Company as described in Section 2.3(f) of this Third Supplemental Indenture, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior written notice, given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to repurchase all Notes that remain outstanding following such repurchase at a price in cash equal to 101% of the principal amount of such Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.

Section 2.4          Merger, Consolidation and Sale of Assets of Subsidiary Guarantors.  If, after the date of this Third Supplemental Indenture, any Wholly-Owned Domestic Subsidiary of the Company provides a Subsidiary Guarantee with respect to the Notes pursuant to Article IV of this Third Supplemental Indenture, such Subsidiary Guarantor shall not consolidate or merge with or into any other entity, or sell, convey, transfer or lease all or substantially all its assets to another entity (other than the Company or another Subsidiary Guarantor), unless such Subsidiary Guarantor’s Subsidiary Guarantee is released under the circumstances described in Section 4.1(d) of this Third Supplemental Indenture or:

(1)        either such Subsidiary Guarantor shall be the continuing entity, or the successor, transferee or lessee entity (if other than such Subsidiary Guarantor, the Company or another Subsidiary Guarantor) shall, pursuant to a supplemental indenture, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, expressly assume all obligations under the Subsidiary Guarantee to be performed or observed by such Subsidiary Guarantor; and

(2)         such Subsidiary Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture comply with this Section 2.4 and that all conditions precedent herein provided for relating to such transaction have been complied with.

ARTICLE III

REMEDIES OF TRUSTEE AND SECURITYHOLDERS

Section 3.1          Events of Default.

In place of the Events of Default set forth in Section 7.01 of the Base Indenture, there are established the following Events of Default with respect to the Notes:

(a)          the failure of the Company to pay any installment of interest on the Notes when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(b)          the failure of the Company to pay the principal of or premium, if any, on the Notes when and as the same shall become payable, whether at Stated Maturity, or upon earlier redemption, repurchase or acceleration under the Indenture or otherwise;

(c)          any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture as the same may be amended from time to time) and such default continues for 30 days after notice, or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee;

(d)         the failure of the Company, subject to the provisions of Section 6.06 of the Base Indenture, to perform any covenants or satisfy any conditions contained in the Indenture or the terms of the Notes (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a series of Securities other than the Notes and other than a covenant or condition of default in the performance of which is elsewhere in this Section specifically addressed), which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder;

(e)         the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) or of substantially all the property of the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; and

(f)          the commencement by the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or any such Subsidiary Guarantor or of substantially all the property of the Company or any such Subsidiary Guarantor or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary Guarantor (if such Subsidiary Guarantor is a Significant Subsidiary) in furtherance of any action;

provided, however, that no event described in clause (d) above shall constitute an Event of Default hereunder until the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes Outstanding, notify the Company (and the Trustee in case of notice by the Holders) of the Default, specifying the Default, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder.

ARTICLE IV

GUARANTEES

Section 4.1          Subsidiary Guarantees.  (a) If, after the date of this Third Supplemental Indenture, any Wholly-Owned Domestic Subsidiary of the Company guarantees, or otherwise becomes obligated with respect to, any Debt of the Company, then the Company shall cause such Wholly-Owned Domestic Subsidiary to guarantee the Company’s obligations under the Indenture and under the Notes on a senior unsecured basis (each, a “Subsidiary Guarantee”).  For the avoidance of doubt, in the event that any Debt of the Company contains a provision that would require one or more Wholly-Owned Domestic Subsidiaries of the Company to guarantee, or otherwise become obligated with respect to, such Debt upon the occurrence or satisfaction of specified conditions, such Wholly-Owned Domestic Subsidiary shall not be deemed to guarantee, or otherwise become obligated with respect to, such Debt until such time as such conditions shall have been satisfied and such Wholly-Owned Domestic Subsidiary is required to guarantee, or otherwise be obligated with respect to, such Debt.

(b)          If a Wholly-Owned Domestic Subsidiary becomes obligated pursuant to Section 4.1(a) to guarantee the Notes after the initial issue date of the Notes, then the Company shall cause such Wholly-Owned Domestic Subsidiary, within twenty Business Days (or other such longer period as agreed to by the Trustee), to execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which such Wholly-Owned Domestic Subsidiary shall guarantee all of the Company’s obligations under the Indenture and under the Notes on a senior unsecured basis.

(c)          Any Subsidiary Guarantee shall rank equally and ratably with all other unsecured and unsubordinated Indebtedness of the applicable Subsidiary Guarantor from time to time outstanding, including the Debt that triggers such Subsidiary Guarantee if such Debt is senior unsecured Indebtedness.

(d)         The Holders of the Notes shall be deemed to have consented to the release of the Subsidiary Guarantee of the Notes and the Indenture provided by a Subsidiary Guarantor, without any action required on the part of the Trustee or any Holder of the Notes, upon such Subsidiary Guarantor substantially simultaneously (including any release or discharge that would be conditioned on the release or discharge of the Subsidiary Guarantee hereunder or on the termination, release or discharge of any other guarantee or indebtedness for borrowed money) ceasing to be a guarantor or obligor under all Debt of the Company.  Accordingly, if a Subsidiary Guarantor is substantially simultaneously (including any release or discharge that would be conditioned on the release or discharge of the guarantee hereunder or on the termination, release or discharge of any other guarantee or indebtedness for borrowed money) released from its guarantee of, or other obligation with respect to, all Debt of the Company, such Subsidiary Guarantor’s Subsidiary Guarantee of the Notes and the Indenture shall automatically terminate and the Company shall give prompt written notice to the Trustee of the release of such Subsidiary Guarantor from its Subsidiary Guarantee of the Notes and the Indenture.

In addition, a Subsidiary Guarantor shall be automatically released from all of its obligations under its Subsidiary Guarantee upon (1) such Subsidiary Guarantor no longer being wholly-owned by the Company and its Subsidiaries or such Subsidiary Guarantor redomiciling outside the United States of America, any state thereof or the District of Columbia or (2) the sale or other transfer of all or substantially all of the assets of such Subsidiary Guarantor to a Person other than an Affiliate of the Company that is not another Subsidiary Guarantor.  A Subsidiary Guarantee also will be automatically released if the Company exercises its option to discharge its obligations with respect to the Notes as set forth in Section 12.03 of the Base Indenture, or if the Company’s obligations under the Indenture are discharged as set forth in Section 12.02 of the Base Indenture.

At the Company’s written instruction, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such automatic release of a Subsidiary Guarantor.

The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee that are released as described in this Section 4.1(d) shall be reinstated if such Subsidiary Guarantor again executes and delivers a guarantee of, or otherwise becomes obligated with respect to, any Debt of the Company.

Section 4.2           Limitation of Guarantees.  Notwithstanding any provision of any Subsidiary Guarantee, any Subsidiary Guarantee of a Subsidiary Guarantor shall hereby be limited to the extent, if any, required so that its obligations under such Subsidiary Guarantee shall not be subject to avoidance under Section 548 of the Federal Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

ARTICLE V

SATISFACTION AND DISCHARGE

Section 5.1          Amendment of Satisfaction and Discharge of the Indenture.

Section 12.02 of the Base Indenture is hereby superseded and replaced with respect to the Notes with the following:

Satisfaction and Discharge of Indenture.  The Indenture, with respect to the Notes (if all series of Securities issued under the Indenture are not to be affected), shall, upon Company Order, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such Notes expressly provided for in the Indenture and the rights of the Holders of the Notes to receive, the principal of and premium, if any, and interest on such Notes as and when the same shall become due and payable and except as otherwise provided in the last paragraph of this Section), and the Trustee, at the request and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the Notes, when,

(a)         either:

(i)          all Notes theretofore authenticated and delivered (other than (A) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.07 of the Base Indenture and (B) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 6.03(e) of the Base Indenture) have been delivered to the Trustee for cancellation; or

(ii)           all Notes not theretofore delivered to the Trustee for cancellation,

(A)          have become due and payable, or

(B)          will become due and payable at their Stated Maturity within one year, or

(C)          if redeemable at the option of the Company (including, without limitation, by operation of any mandatory sinking fund), are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose an amount in cash in the Currency in which the Notes are payable (subject to Section 12.08 of the Base Indenture) sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on such Notes for principal and premium, if any, and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the Stated Maturity thereof or, in the case of Notes which are to be called for redemption as contemplated by (C) above, the applicable Redemption Date, as the case may be, and including any mandatory sinking fund payments as and when the same shall become due and payable.

(b)          the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to the Notes; and

(c)         the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 11.01 of the Base Indenture, the provisions of Sections 3.04, 3.05, 3.06, 3.07, 3.10, 6.02 and 6.03 of the Base Indenture and Article XII of the Base Indenture and, if the Notes are to be redeemed prior to their Stated Maturity (including, without limitation, pursuant to a mandatory sinking fund), the provisions of Article IV of the Base Indenture, and, if the Notes are convertible into or exchangeable for other securities or property, the rights of the Holders of such Notes to convert or exchange, and the obligations of the Company to convert or exchange, such Notes into other securities or property, and, if money shall have been deposited with the Trustee pursuant to clause (a) of this Section, the obligations of the Trustee under Section 12.07 and Section 6.03(e) of the Base Indenture shall survive such satisfaction and discharge.

ARTICLE VI

FORM AND TERMS OF THE NOTES

This Article VI applies solely to the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 6.1          Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes shall be executed on behalf of the Company by an Officer of the Company as specified in Section 3.03 of the Base Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture; and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Indenture and those contained in the Notes, the Notes shall govern.

(a)         Global Notes.  The Notes designated herein shall be issued initially in the form of one or more Global Notes (each, a “Global Note”) in definitive, fully registered, book-entry form, which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of the Depositary or Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee.  The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b)         Paying Agent and Security Registrar.  The Company appoints the Trustee as its initial Paying Agent and Security Registrar for the Notes.

Section 6.2          Certain Terms of the Notes.

In addition to the terms of the Notes established elsewhere in this Third Supplemental Indenture and the form of Note attached hereto as Exhibit A, the Notes have the following terms:

(a)          Title.  The Notes shall constitute a series of Securities having the title “5.875% Senior Notes due 2035.”

(b)         Principal Amount.  The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture shall be THREE HUNDRED MILLION DOLLARS ($300,000,000).  The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, under certain circumstances, the issue price, the date from which interest begins to accrue and the first Interest Payment Date).  Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes under the Indenture.  If the Additional Securities are not fungible with the initial Securities for U.S. federal income tax purposes, the Additional Securities will have a separate CUSIP, ISIN or other identifying number than the initial Securities.

(c)          Stated Maturity Date.  The entire outstanding principal of the Notes shall mature and be payable on February 26, 2035 (the “Stated Maturity Date”), subject to Sections 2.3 and 6.3 of this Third Supplemental Indenture.

(d)          Interest Rate.  The rate at which the Notes shall bear interest shall be 5.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months; the date from which interest shall accrue on the Notes shall be February 26, 2025 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be February 26 and August 26 of each year, beginning on August 26, 2025.  The interest rate payable on the Notes will be subject to adjustments upon the occurrence of certain ratings-based events as set forth in Section 6.2(e) of this Third Supplemental Indenture.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Persons in whose names the Notes (or one or more predecessor Notes) is registered at the close of business on the February 11 or August 11 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date.

(e)         Interest Rate Adjustment.  (i) The interest rate payable on the Notes will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside the Company’s control, a “nationally recognized statistical rating organization” selected pursuant to the definition of Rating Agency (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

(ii)          If the rating from Moody’s (or any substitute rating agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of this Third Supplemental Indenture plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating* Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

* Including the equivalent ratings of any substitute rating agency.

(iii)       If the rating from S&P (or any substitute rating agency therefor) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of this Third Supplemental Indenture plus the percentage set forth opposite the ratings from the table below:

S&P Rating* Percentage

BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

* Including the equivalent ratings of any substitute rating agency.

(iv)         If at any time the interest rate on the Notes has been increased and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of this Third Supplemental Indenture plus the percentages set forth opposite the ratings from the tables in paragraphs (ii) and (iii) above in effect immediately following the upgrade in rating.  If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of the Notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BB+ (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of this Third Supplemental Indenture (and if one such upgrade occurs and the other does not, the interest rate on the Notes will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency).  In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both Rating Agencies) if the Notes become rated Baa2 and BBB- (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the Notes are only rated by one Rating Agency).

(v)          Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments.  In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of this Third Supplemental Indenture or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of this Third Supplemental Indenture.

(vi)         No adjustments in the interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.  If at any time Moody’s or S&P ceases to provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables in paragraphs (ii) and (iii) above (a) such substitute rating agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table in paragraph (ii) or (iii) above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of this Third Supplemental Indenture plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table in paragraph (ii) or (iii) above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).

(vii)        For so long as only one Rating Agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the percentage set forth in the applicable table in paragraph (ii) or (iii) above.  For so long as neither Moody’s nor S&P (or, in either case, a substitute rating agency therefor) provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of this Third Supplemental Indenture.

(viii)      Any interest rate increase or decrease described above will take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an adjustment in the interest rate.  As such, interest will not accrue at such increased or decreased rate until the Interest Payment Date immediately following the date on which a rating change occurs.  If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the Notes more than once prior to any particular Interest Payment Date, the last change by such Ratings Agency prior to such Interest Payment Date will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Rating Agency’s action.  If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes under the Indenture or the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(f)          Currency.  The currency of denomination of the Notes is United States dollars.  Payment of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars.

(g)         Sinking Fund Provisions.  The Notes will not be entitled to the benefit of, or be subject to, any sinking fund provisions.

(h)         Defeasance and Covenant Defeasance.  The Notes are subject to defeasance and covenant defeasance at the option of the Company as provided in the Base Indenture.

Section 6.3          Optional Redemption.

(a)          Applicability of Article IV.  The provisions of Article IV of the Base Indenture shall apply to the Notes, as supplemented, amended, superseded or modified by this Section 6.3.

(b)         Notice of Redemption.  Notice of any redemption shall be mailed, electronically delivered or otherwise transmitted according to the procedures of the Depositary at least 10 days but not more than 60 days prior to the relevant Redemption Date to each Holder of Notes to be redeemed.  Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof.  If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied by the Redemption Date.  Any notice of redemption may provide that payment of the Redemption Price and our obligations with respect to the redemption may be performed by another person.

(c)          Redemption Price.  Prior to November 26, 2034 (three months prior to the Stated Maturity Date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the relevant Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, less (b) interest accrued to, but excluding, the relevant Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the relevant Redemption Date.  On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes to be redeemed, but excluding, the relevant Redemption Date.  If a Redemption Date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company.

(d)          Partial Redemption.  With respect to the Notes only, Section 4.02(a) of the Base Indenture shall be amended to delete the text in its entirety and replace such text with the following:

(a) If the Company shall at any time elect to redeem all or any portion of the Securities of a series then Outstanding, it shall, at least 35 days prior to the Redemption Date fixed by the Company (unless a shorter period shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities to be redeemed, and thereupon the Trustee shall select the Securities to be redeemed or purchased.  In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair.  No Notes of a principal amount of $2,000 or less will be redeemed in part.  If at any time Notes are to be redeemed in part only, the notice of redemption that relates to such partial redemption will state the portion of the principal amount of the Note to be redeemed.  A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note.  For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

ARTICLE VII

MISCELLANEOUS

Section 7.1          Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture.  However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling.

Section 7.2          Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Third Supplemental Indenture by the TIA, the required provision shall control.  If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 7.3          Governing Law.

This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State.

Section 7.4          Multiple Counterparts.

The parties may sign multiple counterparts of this Third Supplemental Indenture.  Each signed counterpart shall be deemed an original but all of them together represent one and the same Third Supplemental Indenture.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.  For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Third Supplemental Indenture must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English.  The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.5          Severability.

Each provision of this Third Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 7.6          Ratification.

The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed.  The Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture.  The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or the Notes except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Notes and perform its obligations hereunder.

Section 7.7          Headings.

The Section headings in this Third Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 7.8          Effectiveness.

The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 7.9          Trustee.

The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof. All rights, protections, benefits, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture: to be duly executed as of the date first above written.

HEXCEL CORPORATION,
as Company

By:	/s/ Patrick Winterlich
	Name:	Patrick Winterlich
	Title:	Executive Vice President and
Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Kathy L. Mitchell
	Name:	Kathy L. Mitchell
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

Form of 5.875% Senior Note due 2035

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED	REGISTERED
NO. 1	PRINCIPAL AMOUNT
CUSIP NO. 428291AP3	$300,000,000
ISIN NO. US428291AP36

HEXCEL CORPORATION
5.875% SENIOR NOTES DUE 2035

Hexcel Corporation, a Delaware corporation (the “Company,” which term includes any successor under the Indenture (as defined below)), for value received, hereby promises to pay to Cede & Co. or its registered assigns, the principal amount of THREE HUNDRED MILLION dollars (or such lesser amount as shall be the outstanding principal amount of this Note shown in Schedule A hereto) on February 26, 2035 (the “Stated Maturity Date”), unless earlier redeemed or repurchased as described on the reverse hereof, and to pay interest on the outstanding principal amount hereof from, and including, February 26, 2025, semiannually in arrears on February 26 and August 26 of each year, beginning on August 26, 2025 (each, an “Interest Payment Date”), at the rate of 5.875% per annum, subject to adjustment as described in Section 6.2(e) of the Third Supplemental Indenture (as defined below), until payment of said principal amount has been made or duly provided for.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered in the Register applicable to this Note at the close of business on the Record Date for such payment, which shall be the February 11 or August 11, as the case may be, immediately preceding such Interest Payment Date, regardless of whether such day is a Business Day.  Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (which shall not be more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment of such Defaulted Interest) established by notice given by mail by or on behalf of the Company to the Holders of the Notes not less than 10 calendar days prior to the Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Interest payable on this Note on any Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date (or from, and including, February 26, 2025, in the case of the initial period) to, but not including, such Interest Payment Date or the Stated Maturity Date or such date of earlier redemption or repurchase, as the case may be.  If any Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase falls on a day that is not a Business Day, the principal, premium, if any, and/or interest payable with respect to such date shall be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest shall accrue on the amount so payable for the period from and after such date to such next succeeding Business Day.

The principal of this Note payable on the Stated Maturity Date or date of earlier redemption or repurchase shall be paid against presentation and surrender of this Note at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York.  The Company hereby initially designates the Corporate Trust Office of the Trustee in The City of New York as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be made.

Payments of principal, premium, if any, and interest in respect of this Note shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or be valid or obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by its authorized officer.

Dated: February 26, 2025

HEXCEL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication: February 26, 2025	U.S. Bank Trust Company, National Association, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

HEXCEL CORPORATION

5.875% SENIOR NOTE DUE 2035

This Note is one of a duly authorized issue of debt securities of the Company (collectively, the “Securities”), issued or to be issued under and pursuant to an Indenture, dated as of August 3, 2015 (as amended or supplemented from time to time, the “Indenture”), duly executed and delivered by the Company to U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Securities of the series of which this Note is a part), to which Indenture and all indentures supplemental thereto relating to this Note (including, without limitation, the Third Supplemental Indenture, dated as of February 26, 2025, between the Company and the Trustee (the “Third Supplemental Indenture”)) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered and for the definition of capitalized terms used hereby and not otherwise defined.  This Note is one of a series designated as the Hexcel Corporation 5.875% Senior Notes due 2035, limited in aggregate principal amount to $300,000,000, except as contemplated in the Indenture (collectively, the “Notes”).

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal amount of the Notes and any premium due on the outstanding Notes and unpaid interest, if any, accrued thereon may be declared, and in certain cases shall automatically become, due and payable immediately, in the manner, with the effect, and subject to the conditions provided in the Indenture.

Prior to November 26, 2034 (three months prior to the Stated Maturity Date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the relevant Redemption Date(assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, less (b) interest accrued to, but excluding, the relevant Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the relevant Redemption Date.  On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes to be redeemed, but excluding, the relevant Redemption Date.  If a Redemption Date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company.

Notice of any redemption shall be mailed, electronically delivered or otherwise transmitted according to the procedures of the Depositary at least 10 days but not more than 60 days prior to the relevant Redemption Date to each Holder of Notes to be redeemed.  Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes in full, the Company shall be required to make an offer to each Holder of Notes to repurchase all or, at the election of such Holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes for cash at a repurchase price equal to 101% of the principal amount of such Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.  Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Record Date applicable to an Interest Payment Date falling on or before a repurchase date.  Any Change of Control Offer will be made in accordance with the terms specified in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series to be affected voting separately, evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Securities of such series, subject to certain exceptions requiring the consent of each Holder of Securities affected thereby and certain other exceptions not requiring the consent of any Holder of Securities.  The Indenture also permits the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults or Events of Default under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and every subsequent Holder of this Note or portion hereof and of any Note that may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the respective due dates herein prescribed.

This Note is issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company in The Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any service charge, except for any tax, easement or other governmental charge imposed in connection therewith.

Upon surrender for registration of transfer of this Note at the office or agency of the Company in The Borough of Manhattan, The City of New York, one or more new Notes of authorized denominations in a like aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided herein and in the Indenture, without charge, except for any tax, assessment or other governmental charge imposed in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder the absolute owner of this Note (whether or not this Note shall be overdue), for the purpose of receiving payment of the principal hereof and any premium hereon and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used but not otherwise defined shall have the respective meanings assigned to them in the Indenture (including the Third Supplemental Indenture).

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common
UNIF GIFT MIN ACT – _________ Custodian _____ (Cust)____
(minor) under Uniform Gifts to Minors Act ____________ (State)
TEN ENT – as tenants by the entireties
JT TEN – as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address, including postal zip code of assignee.)

this Note and all rights thereunder and does hereby irrevocably constitute and appoint ___________________________ Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever

SCHEDULE A

SCHEDULE OF EXCHANGES

The following exchanges of Notes for Notes represented by this Global Note have been made:

Principal amount of this Global Note	Date exchange made	Change in principal amount of this Global Note due to exchange	Principal amount of this Global Note following such exchange	Notation made by the Trustee
$

SCHEDULE B

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Company pursuant to Section 2.3 of the Third Supplemental Indenture, check the box below:

☐ Section 2.3

If you want to elect to have only part of the Note repurchased by the Company pursuant to Section 2.3 of the Third Supplemental Indenture, state the amount you elect to have repurchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*          Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).